Exhibit 99

Eaton Reports All-Time Record Quarterly Results

  Third Quarter Earnings Per Share of $1.57
  All-Time Record Quarterly Adjusted Earnings Per Share of $1.75, Up 30% Over the Third Quarter of 2020
  All-Time Record Segment Margins of 19.9%, 230 Basis Points Above the Third Quarter of 2020

DUBLIN--(BUSINESS WIRE)--November 2, 2021--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.57 for the third quarter of 2021. Excluding income of $0.13 per share related to acquisitions and divestitures and charges of $0.25 per share related to intangible amortization and $0.06 per share related to a multi-year restructuring program, adjusted earnings per share were an all-time record of $1.75, up 30% over the third quarter of 2020.

Sales in the third quarter of 2021 were $4.9 billion, up 9% from the third quarter of 2020. The sales increase consisted of 8% growth in organic sales, 7% growth from acquisitions, and 1% from positive currency translation, which was partially offset by 7% from the divestiture of the Hydraulics business that was completed on August 2.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a record third quarter, driven by strong operational performance despite supply constraints that impacted our organic sales growth. Still, we saw encouraging signs, including robust order growth of 17% on a rolling 12-month basis and record backlogs up more than 50% in our combined Electrical Americas and Electrical Global segments. Our segment margins in the third quarter were 19.9%, an all-time record and above the high end of our guidance. This represents a 230-basis point improvement over the third quarter of 2020.”

Operating cash flow in the third quarter of 2021 was $471 million. Excluding $279 million of taxes paid on the Hydraulics sale, adjusted operating cash flow was $750 million and adjusted free cash flow was $610 million.

For full year 2021, the company now expects organic growth of 9-11%, compared to a previous estimate of 11-13%, due to supply constraints that are expected to continue into the fourth quarter. For the fourth quarter of 2021, the company anticipates adjusted earnings per share to be between $1.68 and $1.78.

Business Segment Results

Sales for the Electrical Americas segment were $1.9 billion, up 9% from the third quarter of 2020. Organic sales were up 1% and the acquisition of Tripp Lite added 8%. Operating profits were $402 million, up 7% from the third quarter of 2020. Operating margins of 21.7% were down 50 basis points from the third quarter of 2020, driven by commodity and logistics pressures.

While quarterly sales were constrained by supply availability, order activity remained robust with the twelve-month rolling average of orders in the third quarter up 17%, with particular strength in residential and data center markets. Backlog at the end of September continues to remain strong, up 50% organically over September 2020 and a new record.

Sales for the Electrical Global segment were $1.4 billion, up 19% over the third quarter of 2020. Organic sales were up 18% and positive currency translation added 1%. Operating profits were $285 million, up 44% over the third quarter of 2020. Operating margins of 20.1% were an all-time record and up 350 basis points over the third quarter of 2020.

The twelve-month rolling average of orders in the third quarter was up 17%, driven by data center, residential and utility markets. The September backlog was also strong, up 55% organically over September 2020 and also a new record.

Aerospace segment sales were $745 million, up 38% from the third quarter of 2020. Organic sales were up 4%, the acquisition of Cobham Mission Systems added 33%, and positive currency translation added 1%. Operating profits were $164 million, up 64% from the third quarter of 2020. Operating margins in the quarter were 22.0%, up 350 basis points over the third quarter of 2020.

The twelve-month rolling average of orders in the third quarter was up 4%, driven by strength in the business jet market. On an organic basis, backlog at the end of September was up 5% versus September 2020.

The Vehicle segment posted sales of $640 million, up 12% over the third quarter of 2020. Organic sales were up 11% and positive currency translation added 1%. Operating profits were $115 million, up 44% from the third quarter of 2020. Operating margins in the quarter were 18.0%, up 400 basis points over the third quarter of 2020.

eMobility segment sales were $84 million, up 6% over the third quarter of 2020, driven by organic sales growth of 6%. The segment recorded an operating loss of $8 million reflecting continued investment in research and development and ramp up costs associated with new program wins.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2020 revenues were $17.9 billion, and we sell products to customers in more than 175 countries. We have approximately 85,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning fourth quarter 2021 adjusted earnings per share, expected costs and benefits associated with restructuring actions and full year 2021 organic sales. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic globally and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the nine months ended September 30, 2021, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2021	2020	2021	2020
Net sales	$4,923	$4,526	$14,830	$13,171

Cost of products sold	3,338	3,051	10,067	9,230
Selling and administrative expense	834	754	2,505	2,310
Research and development expense	152	132	454	411
Interest expense - net	37	41	112	113
Gain on sale of businesses	617	—	617	221
Other expense - net	66	23	38	135
Income before income taxes	1,113	525	2,271	1,193
Income tax expense	483	78	676	254
Net income	630	447	1,595	939
Less net income for noncontrolling interests	(1)	(1)	(2)	(4)
Net income attributable to Eaton ordinary shareholders	$629	$446	$1,593	$935

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.57	$1.11	$3.97	$2.31
Basic	1.58	1.11	4.00	2.32

Weighted-average number of ordinary shares outstanding
Diluted	401.9	402.3	401.4	404.9
Basic	398.9	400.4	398.7	403.3

Cash dividends declared per ordinary share	$0.76	$0.73	$2.28	$2.19

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$629	$446	$1,593	$935
Excluding acquisition and divestiture charges (income), after-tax	(52)	21	57	110
Excluding restructuring program charges, after-tax	25	8	48	156
Excluding intangible asset amortization expense, after-tax	99	69	270	203
Adjusted earnings	$701	$544	$1,968	$1,404

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.57	$1.11	$3.97	$2.31
Excluding per share impact of acquisition and divestiture charges (income), after-tax	(0.13)	0.05	0.14	0.27
Excluding per share impact of restructuring program charges, after-tax	0.06	0.02	0.12	0.39
Excluding per share impact of intangible asset amortization expense, after-tax	0.25	0.17	0.68	0.50
Adjusted earnings per ordinary share	$1.75	$1.35	$4.91	$3.47

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2021	2020	2021	2020
Net sales
Electrical Americas	$1,854	$1,699	$5,325	$4,977
Electrical Global	1,421	1,196	4,092	3,451
Hydraulics	179	439	1,300	1,357
Aerospace	745	540	1,889	1,681
Vehicle	640	573	1,969	1,498
eMobility	84	79	255	207
Total net sales	$4,923	$4,526	$14,830	$13,171

Segment operating profit (loss)
Electrical Americas	$402	$377	$1,127	$993
Electrical Global	285	198	757	542
Hydraulics	20	43	177	135
Aerospace	164	100	391	315
Vehicle	115	80	349	140
eMobility	(8)	(2)	(21)	(3)
Total segment operating profit	978	796	2,780	2,122

Corporate
Intangible asset amortization expense	(126)	(90)	(326)	(265)
Interest expense - net	(37)	(41)	(112)	(113)
Pension and other postretirement benefits income (expense)	14	(9)	44	(29)
Restructuring program charges	(34)	(10)	(63)	(197)
Other income (expense) - net	318	(121)	(52)	(325)
Income before income taxes	1,113	525	2,271	1,193
Income tax expense	483	78	676	254
Net income	630	447	1,595	939
Less net income for noncontrolling interests	(1)	(1)	(2)	(4)
Net income attributable to Eaton ordinary shareholders	$629	$446	$1,593	$935

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
(In millions)
Assets
Current assets
Cash	$271	$438
Short-term investments	389	664
Accounts receivable - net	3,393	2,904
Inventory	2,802	2,109
Assets held for sale	—	2,487
Prepaid expenses and other current assets	632	576
Total current assets	7,487	9,178

Property, plant and equipment - net	3,025	2,964

Other noncurrent assets
Goodwill	14,767	12,903
Other intangible assets	6,041	4,175
Operating lease assets	448	428
Deferred income taxes	422	426
Other assets	1,938	1,750
Total assets	$34,128	$31,824

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$428	$1
Current portion of long-term debt	116	1,047
Accounts payable	2,591	1,987
Accrued compensation	489	351
Liabilities held for sale	—	468
Other current liabilities	2,290	2,027
Total current liabilities	5,914	5,881

Noncurrent liabilities
Long-term debt	8,520	7,010
Pension liabilities	1,029	1,588
Other postretirement benefits liabilities	273	330
Operating lease liabilities	343	326
Deferred income taxes	494	277
Other noncurrent liabilities	1,541	1,439
Total noncurrent liabilities	12,200	10,970

Shareholders’ equity
Eaton shareholders’ equity	15,971	14,930
Noncontrolling interests	43	43
Total equity	16,014	14,973
Total liabilities and equity	$34,128	$31,824

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2021 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, adjusted operating cash flow, and adjusted free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. During the first quarter of 2021, the Company revised its definition of adjusted earnings to exclude intangible asset amortization expense and prior periods have been retrospectively adjusted to apply this change. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's fourth quarter adjusted earnings results for 2020 and guidance for 2021 follows:

	Three months ended December 31
	2020	2021
	Results	Guidance
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.18	$1.28 - $1.38
Excluding per share impact of acquisition and divestiture charges, after-tax	0.06	0.10
Excluding per share impact of restructuring program charges, after-tax	0.04	0.06
Excluding per share impact of intangible amortization expense, after-tax	0.17	0.24
Adjusted earnings per ordinary share	$1.45	$1.68 - $1.78

A reconciliation of operating cash flow to adjusted operating cash flow and adjusted free cash flow follows:

(In millions)	Three months ended September 30, 2021
Operating cash flow	$471
Taxes paid on the Hydraulics sale	279
Adjusted operating cash flow	750
Capital expenditures for property, plant and equipment	(140)
Adjusted free cash flow	$610

Note 2. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S, a Danish industrial company. As a result of the sale, the Company received $3.1 billion, net of cash sold, and recognized a pre-tax gain of $617 million, subject to post-closing adjustments to be negotiated with Danfoss A/S. The Hydraulics business is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $1.8 billion in 2020. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, assets and liabilities of the business have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2020.

Acquisition of a 50% stake in Jiangsu YiNeng Electric's busway business

On June 25, 2021, Eaton acquired a 50 percent stake in Jiangsu YiNeng Electric's busway business, which manufactures and markets busway products in China and had sales of $60 million in 2020. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of Cobham Mission Systems

On June 1, 2021, Eaton acquired Cobham Mission Systems (CMS) for $2.80 billion, net of cash received. CMS is a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. CMS had sales of over $700 million in 2020. CMS is reported within the Aerospace business segment.

Acquisition of a 50% stake in HuanYu High Tech

On March 29, 2021, Eaton acquired a 50 percent stake in HuanYu High Tech, a subsidiary of HuanYu Group that manufactures and markets low-voltage circuit breakers and contactors in China, and throughout the Asia-Pacific region. HuanYu High Tech had 2019 sales of $106 million and has production operations in Wenzhou, China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of Green Motion SA

On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $105 million, including $49 million of cash paid at closing and $56 million of estimated fair value of contingent future consideration based on 2023 and 2024 revenue performance, with a maximum possible undiscounted value of $109 million. Green Motion SA is reported within the Electrical Global business segment.

Acquisition of Tripp Lite

On March 17, 2021, Eaton acquired Tripp Lite for $1.65 billion, net of cash received. Tripp Lite is a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Tripp Lite had sales of over $400 million in 2020. Tripp Lite is reported within the Electrical Americas business segment.

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. As a result of the sale, the Company recognized a pre-tax gain of $221 million in 2020. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, served customers in commercial, industrial, residential, and municipal markets.

Acquisition of Power Distribution, Inc.

On February 25, 2020, Eaton acquired Power Distribution, Inc. a leading supplier of mission critical power distribution, static switching, and power monitoring equipment and services for data centers and industrial and commercial customers. The company is headquartered in Richmond, Virginia, and had 2019 sales of $125 million. Power Distribution, Inc. is reported within the Electrical Americas business segment.

Note 3. ACQUISITION AND DIVESTITURE CHARGES AND INCOME

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction costs and other charges to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2021	2020	2021	2020
Acquisition integration, divestiture charges and transaction costs	$179	$28	$312	$263
Gain on sale of the Hydraulics and Lighting businesses	(617)	—	(617)	(221)
Total charges (income) before income taxes	(438)	28	(305)	42
Income tax expense (benefit)	386	(7)	362	68
Total charges (income) after income taxes	$(52)	$21	$57	$110
Charges (income) per ordinary share - diluted	$(0.13)	$0.05	$0.14	$0.27

Acquisition integration, divestiture charges and transaction costs in 2021 are primarily related to the divestiture of the Hydraulics business, the acquisitions of Tripp Lite, Cobham Mission Systems, Souriau-Sunbank Connection Technologies, and Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., and other charges to acquire and exit businesses including certain indemnity claims associated with the sale of 50% interest in the commercial vehicle automated transmission business in 2017. Charges in 2020 are primarily related to the divestitures of the Hydraulics business and the Lighting business, the acquisitions of Souriau-Sunbank and Ulusoy Elektrik, and other charges to exit businesses. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, Interest expense - net, or Other expense - net. In Business Segment Information, these charges were included in Other income (expense) - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions. Restructuring charges incurred under this program were $214 million in 2020 and $63 million for the nine months ended September 30, 2021. These restructuring activities are expected to incur additional expenses of $33 million in 2021, and $10 million in 2022, primarily comprised of plant closing and other costs, resulting in total estimated charges of $320 million for the entire program.

A summary of restructuring program charges follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2021	2020	2021	2020
Workforce reductions	$19	$3	$19	$169
Plant closing and other	15	7	44	28
Total before income taxes	34	10	63	197
Income tax benefit	9	2	15	41
Total after income taxes	$25	$8	$48	$156
Per ordinary share - diluted	$0.06	$0.02	$0.12	$0.39

Restructuring program charges related to the following segments:

	Three months ended September 30		Nine months ended September 30
(In millions)	2021	2020	2021	2020
Electrical Americas	$5	$3	$13	$16
Electrical Global	11	2	13	53
Aerospace	1	2	4	32
Vehicle	5	3	16	93
eMobility	—	—	1	1
Corporate	12	—	16	2
Total	$34	$10	$63	$197

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other (income) expense - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $230 million when fully implemented in 2023.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense follows:

	Three months ended September 30		Nine months ended September 30
(In millions except for per share data)	2021	2020	2021	2020
Intangible asset amortization expense	$126	$90	$326	$265
Income tax benefit	27	21	56	62
Total after income taxes	$99	$69	$270	$203
Per ordinary share - diluted	$0.25	$0.17	$0.68	$0.50

Contacts

Eaton Corporation plc
Jennifer Tolhurst, Media Relations, +1 (440) 523-4006
jennifertolhurst@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558